EXHIBIT L

                       IN THE UNITED STATES DISTRICT COURT

                       IN AND FOR THE DISTRICT OF ARIZONA


THE NEW WORLD POWER CORPORATION, a      )
Delaware corporation, and GOLDEN        )
TECHNOLOGIES COMPANY, INC., a Colorado  )
corporation,                            )   TEMPORARY RESTRAINING ORDER AND
                                        )   ORDER TO SET HEARING ON
                           Plaintiffs,  )   PRELIMINARY INJUNCTION
                                        )
                  vs.                   )
                                        )
PHOTOCOMM, INC., an Arizona             )
Corporation; PROGRAMMED LAND, INC., a   )
Minnesota corporation; ROBERT R.        )
KAUFFMAN, an individual; DONALD E.      )
ANDERSON, an individual; THOMAS C.      )
LaVOY, an individual; and WALTER M.     )
BAKER, an individual,                   )
                                        )
                           Defendants.  )


         The Court has considered the Verified Complaint herein and Application for Temporary Restraining Order and Order to Show Cause, the Affidavit of Gerald
R. Cummins and arguments and evidence presented in open court. It appears from the evidence, arguments and materials presented that unless the Court issues a Temporary Restraining Order granting appropriate relief as prayed for and unless the status quo is maintained, Plaintiff New World will be substantially and irreparably harmed by the adopted resolutions of the Board of Directors of Defendant Photocomm, Inc. ("Photocomm"), as described in paragraphs 22 and 23 of the Plaintiffs' Verified Complaint, including: (i) the 1996 Stock Option Plan;
(ii) [sic]; (iii) the Bylaw Amendment which purported to eliminate the right of holders of 10% or more of all issued and outstanding shares of stock of Photocomm from calling

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a  shareholders'  meeting;  (iv)  authorizing  issuance of "Series E"  Preferred
Stock; (v) acquisition of Sunwize for stock of Photocomm; and (vi) the adoption of a Shareholders Rights Plan (collectively "the Resolutions"). These injuries are immediate and irreparable and unless a Temporary Restraining Order is granted, loss or harm will result to Plaintiffs. Plaintiffs have demonstrated that serious questions are raised and that the balance of hardships tips sharply in Plaintiffs' favor,

         IT IS ORDERED pursuant to Rule 65(b), Fed. R. Civ. P., that the Defendants, Photocomm, Inc., Programmed Land, Inc., Robert R. Kauffman, Donald
E. Anderson, Thomas C. LaVoy, and Walter M. Baker (collectively the "Defendants") their officers, agents, attorneys, servants, employees, representatives and any and all powers in active concert or participating with them are hereby enjoined from effectuating, carrying out or acting pursuant to any or all of the Resolutions until further order of the Court.

         IT IS FURTHER ORDERED that this Temporary Restraining Order shall remain in effect, and in force until such time as a hearing may be held on Plaintiffs' Application for Preliminary Injunction or until further order of the Court.

         IT IS FURTHER ORDERED, pursuant to Rule 65(c), Fed. R. Civ. P., that Plaintiff deposit security with the Clerk of this Court in the sum of $10,000 as of September 23 and $1,000 immediately for the payment of such costs and damages as may be incurred or suffered by any party found to have been wrongfully enjoined or restrained by this Order.

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         IT IS FURTHER  ORDERED  that the  Defendants,  and each of them,  shall appear at the time and place designated below at which time this Court shall determine whether the foregoing Temporary Restraining Order should continue as a Preliminary Injunction pending final determination on the merits of this cause. BEFORE WHOM APPEARANCE IS TO BE MADE: HON. PAUL G. ROSENBLAT DATE AND TIME OF
APPEARANCE:  SEPTEMBER 26, 1996, 9:00 A.M.

         This  Temporary   Restraining   Order  and  Order  to  Set  Hearing  on
Preliminary Injunction was granted on September 20, 1996, at 3:31 o'clock. DONE IN OPEN COURT this 20 day of September, 1996.



                                        /S/ ROBERT C. BROOMFIELD, C. J.
                                        -------------------------------
                                        JUDGE OF THE U.S DISTRICT COURT